UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2013

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 19, 2013, Lighting Science Group Corporation (the “Company”) entered into a Preferred Stock Subscription Agreement (the “Series J Subscription Agreement”) with LSGC Holdings II LLC (“LSGC Holdings”). Pursuant to the Series J Subscription Agreement, the Company issued 1,157 shares of the Company’s Series J Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price of $1,000 per share and total consideration of $1,157,000. LSGC Holdings is an affiliate of Pegasus Capital Advisors, L.P., who, together with its affiliates (“Pegasus”), is the Company’s largest stockholder and the purchase of the Preferred Shares by LSGC Holdings satisfies the obligation of Pegasus to purchase the number of shares of Preferred Shares equal to 20,000 minus the aggregate number of Preferred Shares issued in the Company’s prior offerings of Preferred Shares.

The designations, powers, rights, and preferences of the Preferred Shares are governed by the certificate of designation governing the Preferred Shares (the “Series J Certificate of Designation”) which is attached as exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2013.

In addition to the rights provided in the Series J Certificate of Designation, the Series J Subscription Agreement provides LSGC Holdings with the right to exchange any or all of its Preferred Shares into an equivalent face amount of securities offered in a Qualified Follow-On (as defined below) where Pegasus and RW LSG Holdings LLC (“Riverwood”) (i) collectively hold a majority of the then-outstanding Preferred Shares and (ii) each elects to convert all outstanding Preferred Shares held by such entity in connection with such Qualified Follow-On. Such exchange would be on substantially the same terms and conditions as those that govern the Qualified Follow-On. However, if (i) the Qualified Follow-On results in gross proceeds to the Company of greater than $50 million and (ii) existing holders of the Company’s Series H Convertible Preferred Stock and Series I Convertible Preferred Stock purchase Follow-On Securities that results in gross proceeds to the Company of greater than $30 million, then LSGC Holdings shall only have the right to exchange its Preferred Shares for Follow-On Securities if Pegasus purchases at least 30% of such Follow-On Securities over $50 million.

A Qualified Follow-On is defined as a subsequent offering of the Company’s debt or equity securities (other than certain other permitted offerings) that (A) is consummated on or before the earlier of: (i) March 11, 2014 (subject to extension) and (ii) the consummation of one or more Qualified Follow-Ons that result in aggregate gross proceeds payable to the Company equal to or in excess of $30 million (collectively, a “Follow-On Offering”) and (B) is led by Riverwood, Portman Limited, Cleantech Europe II (A) LP, Cleantech Europe II (B) LP or any of their affiliates.

Further, if, in connection with any Follow-On Offering, either the certificate of designation governing the Series H Convertible Preferred Stock or Series I Convertible Preferred Stock is amended to include a term that is more favorable than the terms present in the other certificate of designation (any such amendment, an “Improved Term”), then the certificate of designation that did not include the Improved Term will be amended to include such Improved Term, and the Series J Certificate of Designation will be similarly amended to include such Improved Term as applicable.

The foregoing description of the Series J Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Series J Subscription Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The Preferred Shares were issued by the Company to LSGC Holdings pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and the safe harbors for sales provided by Regulation D promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: November 22, 2013	By:	/s/ Thomas C. Shields
	Name:	Thomas C. Shields
	Title:	Chief Financial Officer

EXHIBIT INDEX

Number	Description of Exhibit

10.1	Preferred Stock Subscription Agreement, dated November 19, 2013, by and between Lighting Science Group Corporation and LSGC Holdings II LLC.